UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 400, Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 285-3373

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01	Departure of Directors; Election of Directors

Resignation of Michael D. Francis as a Director:

At a meeting (the “Board Meeting”) of the Board of Directors of BioNeutral Group, Inc. (the “Company”) held on September 28, 2012, Michael D. Francis gave his resignation to the Board of Directors.  Mr. Francis indicated that he had no disagreement with the Company and was resigning for personal reasons.  Mr. Francis remains as a principal stockholder of the Company.

Appointment of New Directors:

At the Board Meeting, the following individuals were appointed as new directors to the Company’s Board of Directors effective immediately:

Robert B. Machinist
Ben Hanafin
Dr. Philip M. Tierno, Jr.

Mr. Machinist is currently Chairman of the Board of Advisors of MESA, a merchant bank specializing in media and entertainment industry transactions, a position that he has served in since 2002.  Mr. Machinist is also a partner in Columbus Nova, a private investment fund.  Prior to 2002, Mr. Machinist served as Managing Director and Head of Investment Banking for the Bank of New York and its Capital Market’s division.  For 12 years prior to his time at the Bank of New York, Mr. Machinist was President of Patricof & Company Capital Corp., a diversified venture capital and investment banking company with a multinational investment banking business.  Patricof & Co. was sold to the Bank of New York in 1998.  Prior to Patricof, Mr. Machinist held a series of top management positions at investment companies including Midland Capital Corporation, Wertheim & Company, Loeb Rhodes & Company and Lehman Brothers.  Mr. Machinist served until December 2009 as Non-Executive Chairman of New Motion, Inc. and as a member of its Board of Directors and its Audit and Compensation Committees.  He also serves on the Board of Directors of CIFC Corp. (NYSE:DFR) and is Chairman of CIFC’s Audit Committee.  He is also a member of the Board of Directors of United Pacific Industries, a publicly listed Hong Kong company where he also serves as Chairman of the Audit Committee and serves on the Compensation and Nominating and Corporate Governance Committees.  Mr. Machinist also serves as Vice-Chairman of Maimonides Hospital Medical Center, serves on their Board of Directors and as Chairman of its Investment Committee.  Mr. Machinist is also involved in philanthropic activities including serving as Chairman of the America Committee for the Weizmann Institute of Science and as a Trustee of Vasser College.

Dr. Philip M. Tierno, Jr. is the Director of Clinical Microbiology and Diagnostic Immunology at Tisch Hospital New York University Langone Medical Center.  He is a clinical professor of Microbiology and Pathology at New York University School of Medicine and a Professor at New York University College of Dentistry.  He has been with New York University since 1981.  Prior to NYU, Dr. Tierno was with several medical institutions.  He acts as a consultant to: the Office of the Attorney General of NY State; the Department of Health City of NY; the National Institute of Health; College of American Pathologists (CAP); International Hygiene Council; and NYCDOH Med Reserve Corps.  Dr. Tierno has published numerous treatises on antibiotics, toxic shock syndrome and other infections.  Dr. Tierno has in the past performed independent research and analysis on the Company’s products on behalf of the Company.

Ben N. Hanafin has been the President of Carova Management, LLC since 1997.  Carova is an executive management firm specializing in interim CEO assignments, executive coaching and strategic planning facilitation.  At Carova, he has acted as interim CEO and provided consulting services to numerous companies including Strato, Inc. and AL Systems, Inc.   Prior to Carova, he was the President of PyMaH Corporation, a medical device developer where he increased annual sales from $6 million to $35 million.  Mr. Hanafin was with PyMaH for over 20 years, the last nine of them as President.  He serves as a Trustee to several charitable organizations.

As a result of the appointments, the Company now has five (5) directors in total.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

October 4, 2012	BIONEUTRAL GROUP, INC.

By: /s/ Mark Lowenthal
Name: Mark Lowenthal
Title: Chief Executive Officer and President